EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177095) of Energy XXI (Bermuda) Limited of our report dated June 26, 2014 with respect to the financial statements and supplemental schedule of Energy XXI Service Plan as of December 31, 2013 and 2012, and for the year ended December 31, 2013, which appears in the Annual Report on Form 11-K of Energy XXI Service Plan for the year ended December 31, 2013.

/s/ UHY LLP

Houston, Texas
June 26, 2014